SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

JAVA DETOUR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAVA DETOUR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Java Detour, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at 2121 Second Street, Building C, Suite 105, Davis, California 95618 on June 28, 2007 at 9:00 a.m., Pacific Standard Time.

The Annual Meeting of the Company is being held for the following purposes:

1. To elect three members to the Board of Directors to serve for a one-year term as Directors;

2. To ratify the appointment of AJ. Robbins, P.C., as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote “for” each of the nominees and for each proposal listed above.

The Board of Directors has fixed the close of business on May 15, 2007 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2006 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

/s/ Ronald Sands
Ronald Sands
Corporate Secretary

Dated: June 5, 2007
Davis, California

JAVA DETOUR, INC.

PROXY STATEMENT

For Annual Meeting to be Held
June 28, 2007 at 9:00 a.m. Pacific Standard Time

This proxy statement is delivered to you by Java Detour, Inc. (the “Company” or “Java Detour”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 28, 2007 at 9:00 a.m. Pacific Standard Time at 2121 Second Street, Building C, Suite 105, Davis, California 95618 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is June 12, 2007.

The purpose of the Annual Meeting is to seek stockholder approval of two proposals: (i) electing three directors to the Board of Directors and (ii) ratifying the appointment of AJ. Robbins, P.C. (“AJ Robbins”), as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Who May Vote

Holders of common stock of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. There were 28,327,787 shares of common stock outstanding as of the Record Date. Each share of common stock is entitled to one vote, and the presence in person or by proxy of holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum for the Annual Meeting. A quorum must have been established in order to consider any matter. To elect the three directors, the three candidates for director receiving the most votes will become directors of the Company. Stockholders may not cumulate their votes. All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors, but proxies marked “Abstain” as to Proposal No. 2 will have the same effect as a vote cast against the proposal.

Voting Your Proxy

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted (i) for the election of the nominees for director named herein and (ii) for the ratification of the appointment of AJ Robbins as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Revoking Your Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 2121 Second Street, Building C, Suite 105, Davis, California 95618.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

Only one copy of the Company’s Annual Report for the fiscal year ended December 31, 2006 and Proxy Statement will be delivered to an address where two or more stockholders reside unless the Company has received contrary instructions from a stockholder at such address. A separate proxy card will be delivered to each stockholder at such shared address.

If you are a stockholder who lives at a shared address and you would like additional copies of the Company’s Annual Report for the fiscal year ended December 31, 2006, this Proxy Statement, or any future annual reports or proxy statements, contact the Corporate Secretary, Ronald Sands, at (530)756-8020 or 2121 Second Street, Building C, Suite 105, Davis, California 95618, and the Company will promptly mail you copies.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors have any interest in any of the matters to be acted upon at the Annual Meeting, except, that, with respect to each director, to the extent that a director is named as a nominee for election to the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is elected for a one-year term and thereafter until their successors are duly elected and qualified or until their death, resignation or removal. Directors are elected annually at the Annual Meeting. The Company’s Bylaws provide for a variable Board of Directors with a range of between two and ten members. The Company currently has three members on its Board of Directors. The Company’s Bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors.

Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Michael Binninger, Steven Binninger and Ronald Sands, who are currently members of the Company’s Board of Directors. The Company has been advised by Michael Binninger, Steven Binninger and Ronald Sands of their availability and willingness to serve if elected. In the event that any of Michael Binninger, Steven Binninger or Ronald Sands becomes unavailable or unable to serve as a member of the Company’s Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote “for” these director-nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The persons named below will be nominated for election as directors of the Company at this Annual Meeting to serve until the next Annual Meeting and until their successors are elected and have qualified. Each of the nominees is currently a director of the Company. The Board of Directors, as a whole, identifies director nominees, evaluating candidates based on the requirements set forth in the Company’s Bylaws and applicable regulatory requirements.

Name	Age	Year in Which Term Will Expire	Positions
Michael Binninger	41	2007	Chief Executive Officer and Chairman of the Board of Directors
Steven Binninger	40	2007	Chief Operating Officer, President and Director
Ronald Sands	41	2007	Chief Financial Officer, Secretary and Director

The following are biographical summaries for the Company’s nominees for election as directors:

Michael Binninger has been Chief Executive Officer and Chairman of the Board of Directors since 2002. Mr. Binninger graduated from the University of California Berkeley. His direct responsibilities include overall company strategic planning, company expansion, real estate acquisition and brand development. He oversees all site selection, lease and purchase negotiations, and construction of new Java Detour® locations. In 2003, Mr. Binninger led the creation of the Company’s joint venture agreement with First Street Ventures under which First Street Ventures built out 6 new stores. More recently, the Company entered into an agreement with Pavilion Development to build up to 30 stores over the next 24 months in Texas and Florida and agreed with Focus Brands to incorporate Cinnabon Express locations into existing and future Java Detour® stores, all under Mr. Binninger’s leadership.

Steven Binninger has been Chief Operating Officer, President and Director since 2002. Mr. Binninger graduated with honors from the University of Idaho Business School. In addition to overseeing all store operations and quality control, he is also responsible for new store set-up and operational design, equipment selection and layout. Mr. Binninger develops all proprietary products and drink recipes. He directed the development of the Company’s proprietary chocolate syrups to improve product quality and streamline beverage operations, and laid the groundwork for the Company’s wholesale business. He also oversees all aspects of the Company’s coffee roasting operations.

Ronald Sands has been Chief Financial Officer, Secretary and Director since 2002. Mr. Sands graduated with honors from Menlo College in Atherton, California. He is responsible for identifying and utilizing all capital resources, in addition to directing financing and investing activities. Mr. Sands oversees all product pricing, vendor negotiations and daily accounting procedures for the Company. Prior to joining the Company, Mr. Sands was employed by Charles Schwab and was named national Manager of the Year for employee development in 2000.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

The Board of Directors met four times in 2006. Each director attended all of the meetings. The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2006, all of the directors attended the Annual Meeting of Stockholders.

Committees of the Board of Directors

The Company’s Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by the Board of Directors as a whole. The Company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. Since the Company does not currently have an audit committee, it also does not have an audit committee financial expert. The Company intends to charter audit, nominating and compensation committees in the near future.

Director Independence

As the Company is quoted on Pink Sheets and not one of the national securities exchanges, it is not subject to any director independence requirements. None of the Company’s present directors qualifies as an independent director pursuant to Rule 10A-3 promulgated under the Exchange Act due to their affiliation with the Company as employees.

Family Relationships

Michael Binninger and Steven Binninger are brothers. Other than the foregoing, there are no family relationships among the individuals comprising the Company’s Board of Directors, management or other key personnel.

Code of Business Conduct and Ethics

As of March 27, 2007, the Company’s Board of Directors unanimously approved a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all directors, officers and executive employees, including its Chief Executive Officer and Chief Financial Officer. The purpose of the Code of Ethics is to promote honest and ethical conduct. The Code of Ethics is filed as Exhibit 14.1 to the Company’s Annual Report for the year ended December 31, 2006, as filed with the SEC on April 2, 2007, and is also available in print, without charge, upon written or telephonic request to the Company’s headquarters. Any amendments to or waivers of the Code of Ethics will be promptly posted on the Company’s website at www.javadetour.com or in a report on Form 8-K, as required by applicable laws.

Executive Compensation

Board of Directors Compensation Approval

Historically, the Company’s Board of Directors has determined the compensation to be paid to the its executive officers based on the Company’s financial and operating performance and prospects, level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by each of the executive officers to the success of the Company. The Board of Directors has reviewed and approved the compensation awarded to the Company’s executive officers in the fiscal year ended December 31, 2006.

Summary Compensation Table

The following table summarizes all compensation that the Company has recorded in each of the last two completed fiscal years for its principal executive officer, its two most highly compensated executive officers other than its principal executive officer whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of the Company at December 31, 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation(1)	Total

Michael Binninger Chief Executive Officer	2006 2005	$95,625 131,987	$5,000 -	$234,361 -	$13,808 7,200	$348,794 139,187

Steven Binninger Chief Operating Officer	2006 2005	$64,472 131,984	$5,000 -	$234,361 -	$12,093 7,200	$315,926 139,184

Ronald Sands Chief Financial Officer	2006 2005	$56,359 109,945	$5,000 -	$234,361 -	$19,855 7,200	$315,575 117,145
_________
(1) Relates to annual car allowance, life and health insurance premiums

Employment Agreements

Each of Michael Binninger, Steven Binninger and Ronald Sands are parties to five-year employment agreements with JDCO expiring in November 2011 unless renewed upon mutual written consent, further to which each employee is paid an annual salary of $205,900, $199,800, and $199,800, respectively. Each employment agreement also contains a non-competition provision and provides for severance compensation in the event of termination without cause or upon a change of control. In the event that an executive officer of the Company is terminated without cause or upon a change of control, such executive shall be entitled to receive as severance compensation his base salary at the rate payable at the time of such termination for a period of 12 months from the date of termination. Such executive shall also be entitled to accelerated vesting of any awards granted to the executive under the Java Detour, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan”) to the extent provided in the stock option agreement entered into at the time of such grant. Further, such executive shall be entitled to accelerated vesting of awards granted to the executive under the Equity Incentive Plan upon a change of control. In addition, the Company shall transfer to such executive all insurance policies maintained on the life or disability of the executive at no cost to the executive, to the extent that such policies permit transfer.

Option Grants in 2006

Michael Binninger, Steven Binninger and Ronald Sands were each granted 213,055 non-statutory stock options in accordance with the terms of the Equity Incentive Plan on November 30, 2006. Such options were initially unvested with each optionee acquiring a vested interest in 25% of the options upon the optionee’s completion of one year of service measured from November 30, 2006 and the balance of the option shares vesting in a series of 25% increments on each anniversary date thereafter. The options are exercisable at a price of $1.10 and will expire at November 30, 2016.

The options are subject to accelerated vesting upon a change in control. If the options are to be assumed by the successor corporation (or the parent thereof) in connection with a change in control, then all the option shares will automatically vest in full on an accelerated basis so that the options will immediately become exercisable for all the option shares as fully vested shares and may be exercised for any or all of those shares as vested shares. The options will remain exercisable until the earlier of (1) the expiration date, or (2) the expiration of the one (1) year period measured from the date of the change in control.

Outstanding Equity Awards at Fiscal Year End

As of the year ended December 31, 2006, the following Named Executive Officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date

Michael Binninger Chief Executive Officer	213,055	$1.10	11/30/2016

Steven Binninger Chief Operating Officer	213,055	$1.10	11/30/2016

Ronald Sands Chief Financial Officer	213,055	$1.10	11/30/2016
_________
(1) 25% vest on November 30, 2007 with the balance vesting in 25% increments on each anniversary thereafter.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
All Directors (total of 3 persons)	-	-	-	-	-	-	-

For the year ended December 31, 2006, none of the members of the Company’s Board of Directors received compensation for his service as a director. The Company does not currently have an established policy to provide compensation to members of its Board of Directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Supplemental Executive Retirement Plan

On October 9, 2006, the Company’s Board of Directors adopted a supplemental executive retirement plan through New York Life Executive Benefits, LLC (the “Retirement Plan”). Under the Retirement Plan, its participating employees (as designated by the Board of Directors) may elect to defer up to 100% or their salary and up to 100% of their bonus each year; such election must be made by December 31 of the preceding year in which the salary and bonus are earned. The first year for which deferrals may be made is the 2007 plan year. Any deferral made by a participating employee will only be permitted to the extent the election is implemented in a manner consistent with 409A of the Internal Revenue Code, as amended. Before the beginning of each plan year, a participating employee may elect to have amounts which will or may be contributed or credited to his or her account for the plan year be distributed either in a lump sum or in equal installments beginning at a specified date, which must be at least 2 years after the end of the fiscal year of deferral. In any event, the balance in a participating employee’s account shall be distributed in a lump-sum in the event of such employee’s death or Disability (as defined in the Retirement Plan). Pursuant to the terms of the Retirement Plan, the Company currently contributes $25,000 per quarter, beginning in the first quarter 2007.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the Company did not have a standing compensation committee. The Board of Directors, as a whole, was responsible for the functions customarily performed by the compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the recording date, based on 28,327,787 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;
•	Each executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Java Detour, Inc., 2121 Second Street, Building C, Suite 105, Davis, California, 95618.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Merger	Percent of Class

Directors and Officers:
Michael Binninger	Chief Executive Officer and Chairman of the Board of Directors	3,474,465	12.3%

Steven Binninger	Chief Operating Officer, President and Director	3,474,465	12.3%

Ronald Sands	Chief Financial Officer and Director	1,974,463	7.0%

All executive officers and directors as a group (3 persons)		8,923,393	31.5%

Five Percent Shareholders:
Absolute Return Europe Fund c/o Hunter World Market, Inc. 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212		4,375,000 (1)	15.0%

European Catalyst Fund c/o Hunter World Market, Inc. 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212		3,125,000 (2)	10.8%

Absolute Octane Fund c/o Hunter World Market, Inc. 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212		2,500,000 (3)	8.7%

Hunter World Markets, Inc. 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212		2,418,403 (4)	8.4%

Absolute German Fund c/o Hunter World Market, Inc. 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212		1,875,000 (5)	6.5%

Paul F. Klapper 160 Spear Street, Suite #230 San Francisco, CA 94105		1,737,006 (6)	6.1%

______________

(1) This amount includes 875,000 shares of common stock underlying warrants that are currently exercisable. As Chief Investment Officer and control person of Absolute Return Europe Fund, Florian Homm may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Homm disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.

(2) This amount includes 625,000 shares of common stock underlying warrants that are currently exercisable. As control person of European Catalyst Fund, Peter Irblad may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Irblad disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.

(3) This amount includes 500,000 shares of common stock underlying warrants that are currently exercisable. As control person of Absolute Octane Fund, Jens Peters may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Peters disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.

(4) This amount includes (i) 1,918,403 shares of common stock owned by Hunter World Markets, Inc. and its affiliates and (ii) warrants issued to Hunter currently exercisable into 500,000 shares of common stock, but excludes 2,000,000 warrants issued to Hunter which are not exercisable until September 1, 2007, nine months from the date of issuance. Todd Ficeto is President, Chief Executive Officer, and control person of Hunter and may be deemed to have voting and investment power over the shares held by Hunter. Mr. Ficeto disclaims beneficial ownership of the shares held by Hunter except to the extent of his pecuniary interest therein.

(5) This amount includes 375,000 shares of common stock underlying warrants that are currently exercisable. As control person of Absolute German Fund, Frank Siebrecht may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Siebrecht disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.

(6) This amount includes (i) 667,638 shares of common stock owned by Paul F. Klapper, (ii) 89,396 shares of common stock owned by PFK Development Group Ltd., a corporation for which Mr. Klapper is the sole shareholder, (iii) 498,677 shares of common stock owned by Clydesdale Partners LLC, a partnership for which Mr. Klapper is one of two managers, and (iv) 481,298 shares of common stock owned by The Klapper Family Trust, a trust for which Mr. Klapper is the trustee. As control person of PFK Development Group Ltd., Clydesdale Partners LLC and The Klapper Family Trust, Mr. Klapper may be deemed to have voting and investment powers for the shares held by the foregoing entities. Mr. Klapper disclaims beneficial ownership of the shares held by the foregoing entities except to the extent of his proportionate pecuniary interest therein.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company’s securities are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended. As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s current officers, directors and beneficial holders of 10% or more of its equity securities became subject to such requirement and to date, based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of the Company’s officers or directors has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year. However, Absolute Return Europe Fund and European Catalyst Fund, each holders of 10% or more of the Company’s common stock, did not file their respective Form 3 reflecting their acquisition of such an equity position in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interlocking Directorships

The Company has interlocking executive and director positions with its wholly-owned subsidiary, JDCO, Inc. (“JDCO”). A further description of the Company’s directors and executive officers can be found under “Board of Directors and Executive Officers” above.

Director Independence

As the Company is quoted on Pink Sheets and not one of the national securities exchanges, it is not subject to any director independence requirements. None of its present directors qualifies as an independent director pursuant to Rule 10A-3 promulgated under the Exchange Act due to their affiliation with the Company as employees.

Reverse Merger

On November 30, 2006, the Company entered into a Merger Agreement with Java Acquisition Co, Inc. (“Merger Sub”) and JDCO, pursuant to which it acquired JDCO in a reverse merger transaction wherein Merger Sub merged with and into JDCO, with JDCO being the surviving corporation, and the shareholders of JDCO exchanging their shares of JDCO common stock for shares of the Company’s common stock on a 1-for-2.962 basis (the “Merger”). The Merger closed on November 30, 2006 and JDCO became the Company’s wholly-owned subsidiary. As of the close of the Merger, Michael Binninger, Steven Binninger and Ronald Sands collectively own 31.5% of the Company’s issued and outstanding stock. Michael Binninger, Steven Binninger and Ronald Sands are officers and directors of JDCO.

The Company was originally incorporated in the State of Nevada on September 24, 1999 as Media USA.com, Inc. The Company had planned to operate as an internet based mortgage brokerage company, offering customers a convenient and efficient way to show for a new mortgage or refinance and existing mortgage. However, due to various licensing-related and other issues, the Company determined that it was not likely to be successful in the online mortgage brokerage business given its existing resources. At this time, the Company began assessing other business opportunities and eventually became aware of a business opportunity presented by JDCO, an unrelated private company. The Company began to consider and discuss the possibility of a business combination with the shareholders of JDCO.

Until November 2006, JDCO had historically funded its operations through a combination of private debt and equity financings. In early 2006, conversations regarding a reverse merger transaction took place between the executive officers of JDCO and representatives of PFK Development Group Ltd., a private equity group and a shareholder of JDCO that was one of JDCO’s original investors. JDCO and PFK Development discussed a reverse merger transaction pursuant to which JDCO would pursue a private placement of equity in combination with a reverse merger with a publicly traded company that had limited operations and a small number of shareholders. Shortly thereafter, PFK Development introduced JDCO to Hunter World Markets, Inc., at the time an unrelated investment bank. Concurrent with JDCO’s due diligence regarding the reverse merger process, subsequent meetings and conversations ensued between JDCO and Hunter. PFK Development provided guidance on a possible valuation for JDCO’s retail and franchise coffee operations and JDCO decided to move forward with the reverse merger concept at the same time as it pursued alternatives for financing various growth plans it was pursuing. An engagement letter was signed on August 15, 2006 between JDCO and Hunter regarding a potential reverse merger and private placement.

Further to the engagement letter, it was agreed that Hunter would identify and procure the shell into which JDCO would effect the reverse merger. Hunter reviewed a number of potential candidates introduced to Hunter by parties unaffiliated with either Hunter, JDCO or PFK Development. The criteria for a suitable shell company for the reverse merger included the size of the public float, if any, the number of shareholders, the acquisition cost of the shell and other relevant factors. After a review of a number of candidates, Hunter entered into discussions with the Company, at the time a publicly traded company known as Media USA.com, Inc. with which neither Hunter, JDCO nor PFK Development had any prior relationship. Based on a review of Media USA’s filings on Pink Sheets, JDCO and Hunter learned that Media USA had limited business operations and concluded that a merger with JDCO might make business sense. In late October 2006, Hunter discussed the proposed terms of the potential merger with representatives of Media USA at the time. Thereafter, on November 27, 2006, Hunter purchased 9,000,000 shares of Media USA common stock (prior to the Merger and Reincorporation), or 92.1% of the aggregate voting power of all of Media USA’s then outstanding shares of common stock, from Tri-mark Manufacturing, Inc., for the aggregate amount of $225,000. In addition, the Company issued (i) to a designee of the selling shareholder of Media USA warrants to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.00 per share and (ii) 300,000 shares of the Company’s common stock to certain of Media USA’s creditors in cancellation of $40,000 of indebtedness owed to such creditors.

On November 29, 2006, the sole director of Media USA reviewed and approved the final terms of the Merger Agreement. No consideration was given to securing an opinion of an independent investment banker or other financial advisor to the effect that the Merger would be fair, from a financial point of view, to the Media USA shareholders, in light of the fact that the sole director believed the transaction to be fair and that the terms of the Merger did not give rise to any inherent conflict of interest between Media USA’s management, directors, principal and other shareholders. The sole director determined that the transaction was fair to Media USA’s shareholders because all of its shareholders would be treated equally in the Merger and would get a chance to participate in a business with better prospects than those available to Media USA otherwise. The sole director also determined that the transaction was fair from a financial point of view to the Company’s shareholders because Media USA had only very limited assets and operations whereas the interests of the surviving company after effecting the Merger may have the potential to be worth significantly more.

Ultimately, the parties effected the Merger because they believed that a business combination with JDCO provides the shareholders with an opportunity to participate in a public company with growth potential in the retail coffee and beverage industry. No person or entity in Media USA has any ongoing relationship with our company other than as a shareholder.

After the Merger was concluded, the Company immediately reincorporated from the State of Nevada to the State of Delaware further to an 8-for-1 exchange ratio and changed its corporate name from Media USA.com, Inc. to Java Detour, Inc.

First Street Ventures LLC and the Company

The Company was party to a Development Agreement with First Street Ventures dated October 14, 2003 (as amended, the “Development Agreement”), whereby First Street Ventures developed six turn-key stores under the Java Detour® brand during the 3-year term of the Development Agreement. Pursuant to the terms of the Development Agreement and prior to the closing of the Merger, First Street Ventures received 295,455 shares of JDCO common stock from JDCO’s officers and directors, Michael Binninger, Steven Binninger and Ronald Sands, as partial consideration for services provided therein, thereby becoming a shareholder of JDCO; upon closing of the Merger, such shares were exchanged for 875,223 shares of Java Detour, Inc. common stock. No person or entity in First Street Ventures has any ongoing relationship with our company other than as a beneficial owner of shares in our company.

For each store that First Street Ventures developed in connection with the Development Agreement, First Street Ventures formed an LLC (each, a “Project Entity”) to acquire the land and develop each such store, serving as the general partner for the Project Entity until completion and delivery of the store to the Company. Upon the formation of each Project Entity, First Street Ventures issued membership interests constituting a 15% interest in such Project Entity to the Company’s other shareholders. Upon completion of each store developed by the Project Entities, First Street Ventures then sold each such Project Entity to an unrelated third party, such third party acquiring the land and developed store thereby becoming the landlord for that particular store. For its services rendered pursuant to the Development Agreement, First Street Ventures did not receive any consideration from the Company beyond the shares of common stock (as described above) and the 85% membership interest in each Project Entity.

Although the Company currently does not have an agreement with First Street Ventures to develop any stores, First Street Ventures is one of the Company’s preferred developers and it may enter into future agreements to build more stores with First Street Ventures. The Company believes that the Development Agreement was at fair market value and was on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Retail Store Acquisitions and Dispositions

Java Detour, LLC (predecessor in interest to JDCO) acquired the Company’s Citrus Heights store location from Steven Binninger pursuant to an Asset Purchase Agreement dated as of June 26, 2002 (the “Citrus Heights Agreement”). The terms of the Citrus Heights Agreement provided for a purchase price of $325,000, paid in part with a seven-year promissory note (the “Citrus Heights Note”) for the principal amount of $245,000 and secured by the Citrus Heights store location with the remainding consideration for the sale of the Citrus Heights store paid in cash. The Citrus Heights Note was made on July 22, 2002 and accrued interest at a rate of 10% per annum. Immediately after the closing of the Merger, the Company paid off the principal amount outstanding and all accrued but unpaid interest due on the Citrus Heights Note. The Company believes that the agreement to acquire the Citrus Heights store was at fair market value and was on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Loan Agreements

In January 2006, First Street Ventures made a loan to JDCO guaranteed by Michael Binninger, Steven Binninger, and Ronald Sands, in the principal amount of $350,000 evidenced by a promissory note with interest accruing at a rate of 8% per annum. In October 2006, First Street Ventures entered into a Note Conversion Agreement with JDCO, whereby First Street Ventures agreed to accept 51,775 shares of JDCO’s common stock as partial satisfaction of JDCO’s obligations under the First Street note, thereby reducing the principal amount outstanding under the First Street note to $175,000. Immediately after the closing of the Merger, the Company paid the principal amount of $175,000 still outstanding and all accrued but unpaid interest under the First Street note to First Street Ventures.

Pursuant to a promissory note dated September 19, 2006 and maturing on July 1, 2007, Summit Bank extended a line of credit to JDCO in the principal amount of $1,500,000, guaranteed by Michael Binninger, Steven Binninger, Paul F. Klapper and the Klapper Family Trust, each shareholders of the Company. In consideration for the Klapper Family Trust’s and Paul F. Klapper’s guaranty of the Summit Bank line of credit, the Company agreed to (i) pay Paul F. Klapper $2,000 per month for 60 months beginning in August 2004; (ii) issue to the Klapper Family Trust warrants to acquire up to 72,072 shares of common stock at an exercise price of $3.38 per share at any time within six years, such warrants exercised by the PFK Development Group Ltd. in October 2006; and (iii) execute a promissory note in favor of PFK Development Group Ltd. in the principal amount of $120,000, such note converted into 30,178 shares of JDCO’s common stock further to the Merger as satisfaction in full of JDCO’s obligations under the note.

In addition to guaranteeing the First Street note and Summit Bank line of credit, Michael Binninger and Steven Binninger also guaranteed several equipment and property leases entered into by the Company.

In connection with an Agreement for the Purchase and Sale of Stock dated as of June 7, 2002, whereby Java Detour LLC, the predecessor in interest to JDCO, acquired from Michael Binninger and Steven Binninger all of their stock in Java Detour, a California corporation, JDCO executed two promissory notes, each dated June 7, 2002, in favor of Steven Binninger and Michael Binninger, respectively. The promissory notes were each made in the principal amount of $325,815, accruing interest at 10% per annum and due and payable on June 7, 2012. On October 11, 2006, JDCO entered into a Satisfaction Agreement for Promissory Notes with Michael Binninger and Steven Binninger, whereby Michael Binninger and Steven Binninger each agreed to accept $130,000 cash and 57,786 shares of JDCO’s common stock as satisfaction in full of JDCO’s obligations under the promissory notes. Such cash was paid to Michael Binninger and Steven Binninger upon the closing of the Merger.

The Company believes that its loan arrangements are at fair market value and are on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Java Detour Licensing Agreement

Pursuant to a Master Licensing Agreement (the “Java Detour Licensing Agreement”) dated as of August 1, 2002, JDCO granted Java Detour, a California corporation (“JDCO Subsidiary”), an exclusive license to open and operate Java Detour® stores and to franchise others to do so as well. In June 2002, JDCO acquired all of the issued and outstanding stock in JDCO Subsidiary and JDCO Subsidiary became a wholly-owned subsidiary of JDCO. The term of the Java Detour Licensing Agreement is 10 years and JDCO Sub has the option to renew for two successive terms of 10 years each by written notice not less than 90 days prior to expiration. JDCO Subsidiary currently pays JDCO a royalty equal to 75% of gross revenues received each month in connection with the Java Detour Licensing Agreement. The Company believes that its Java Detour Licensing Agreement is at fair market value and is on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Hunter World Markets, Inc. and the Company

In November 2006, Hunter World Markets, Inc. (“Hunter”) acquired 1,125,000 shares of the Company’s common stock from Tri-mark Manufacturing, Inc. for $225,000, said shares representing approximately 92.1% of the Company’s outstanding common stock prior to the Merger.

On August 30, 2006, JDCO executed a Term Credit Agreement with The Hunter Fund Limited, an affiliated entity of Hunter, for a $500,000 term loan (the “Bridge Financing”). In connection with the Bridge Financing, JDCO paid the Hunter Fund a bridge loan fee of $60,000 and a flat interest payment of $50,000. In addition, JDCO issued Hunter five-year warrants to purchase 500,000 shares of common stock at a per share exercise price of $0.60. The Bridge Financing was repaid with a portion of the proceeds of a $10.0 million private placement transaction consummated in November 2006.

For its services as the placement agent, Hunter was paid a fee equal to 10% of the gross proceeds from the private placement. In addition, in conjunction with the Merger, Hunter earned five-year warrants to purchase 2,000,000 shares of common stock, exercisable nine months from the date of issuance at the same per share price of the warrants sold in the private placement. Further to the private placement and Merger, the Company also issued Hunter 793,403 shares of common stock for consulting services rendered. Upon the closing of the Merger and the private placement, Hunter and its affiliates beneficially own 2,418,403 shares of the Company’s common stock or approximately 8.4% of the common stock outstanding, which excludes shares underlying the 2,000,000 warrants issued to Hunter further to the private placement.

The Company believes that its arrangements with Hunter are at fair market value and are on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Landgrove Coffee Co.

The Company currently purchases all of its coffee beans from Landgrove Coffee Co., a company co-owned by John Binninger, brother of Michael Binninger and Steven Binninger, the Company’s Chief Executive Officer and Chief Operating Officer, respectively. The Company has an oral agreement for pricing for each 50,000 pounds purchased whereby it purchases whole coffee beans at the agreed upon price per pound on a net 30 basis. The Company does not have a binding commitment to purchase coffee from Landgrove Coffee and it can end its association with Landgrove Coffee at any time. The Company paid Landgrove Coffee $98,475 for the three months ended March 31, 2007, and $376,868 and $357,889 for the years ended December 31, 2006 and 2005, respectively. As of March 31, 2007, the Company had commitments from Landgrove Coffee to sell it whole coffee beans at a total cost of $3.89 per pound for its house & french roast blend and $3.64 per pound for espresso and other coffee beans. Additionally, Landgrove Coffee currently pays JDCO Subsidiary a rebate of $0.40 per pound for all coffee purchases from the Company’s franchisees in the Midwest.

Although the Company currently purchases its coffee exclusively from Landgrove Coffee, it has relationships with other roasters who are capable of supplying the Company with its coffee beans. The Company believes that its arrangement with Landgrove Coffee is at fair market value and is on terms comparable to those that would have been reached in arms’ length negotiations had the parties been unaffiliated at the time of the negotiations.

Policies and Procedures With Respect to Related Party Transactions

The Company does not maintain a formal policy for determining the terms of its related party transactions.
The Company’s Board of Directors is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Board of Directors is required for all such transactions. The term "related party transactions" refers to transactions required to be disclosed in the Company’s filings with the SEC pursuant to Item 404 of Regulation S-B.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For the 2006 fiscal year, AJ Robbins provided audit services that included examination of the Company’s annual consolidated financial statements. The Company’s Board of Directors has selected AJ Robbins to perform an audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2007 in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of AJ Robbins will attend the Annual Meeting to make any statements he may desire and to respond to appropriate stockholder questions.

The Board of Directors recommends a vote to ratify the appointment of AJ. Robbins, P.C.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2006 and 2005

During the fiscal years ended December 31, 2006 and 2005, the Company retained AJ Robbins to provide services as follows:

	Fees for the Year Ended December 31
Services	2006	2005
Audit Fees (1)	$75,000	$105,000
Audit-Related Fees (2)	-	-
Tax Fees (3)	$10,000	-
All Other Fees (4)	$14,259	-

Total audit and non-audit fees	$99,259	$105,000

(1) “Audit Fees” consist of fees billed for professional services rendered for the audit of Java Detour, Inc.’s annual financial statements for the years ended December 31, 2006 and 2005, and for the review of the Company’s interim financial statements and services performed during 2006. The Company paid $95,000 for the audit of its financial statements for the year ended December 31, 2005, and $10,000 for the review of its interim financial statements included in the registration statement on Form 10-SB filed December 8, 2006. The Company has incurred approximately $75,000 in fees for the audit of its financial statements for the year ended December 31, 2006.

(2) “Audit-Related Fees” consist of fees billed for professional services rendered by AJ Robbins for the years ended December 31, 2006 and 2005 reasonably related to the performance of the audit review that are not otherwise reported under Audit Fees. The Company did not incur any Audit-Related Fees for the fiscal years ended December 31, 2006 and 2005.

(3) “Tax Fees” consist of fees billed for professional services rendered by AJ Robbins for services rendered in connection with tax compliance, tax advice and tax planning. The Company paid approximately $10,000 in Tax Fees for the year ended December 31, 2006. The Company did not incur any Tax Fees for the year ended December 31, 2005.

(4) “All Other Fees” consist of fees billed for professional services rendered by AJ Robbins for services rendered that are not otherwise reported above. For the year ended December 31, 2006, the Company paid $14,259 for services rendered in connection with the review of its Current Form 8-K filed on December 8, 2006 and travel-related costs. The Company did not incur any Other Fees for the year ended December 31, 2005.

Pre-Approval Policy

The Company does not currently maintain an audit committee. The Board of Directors, as a whole, pre-approves all audit and non-audit related services to be provided by AJ Robbins and has concluded that such services do not impair AJ Robbins’ independence as the Company’s auditors.

Board of Directors Approval of Audit-Related Activities

The Board of Directors has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2006, and has discussed those financial statements with the Company’s management, internal finance staff, and independent auditors, with and without management present. The Board of Directors has also discussed with the Company’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Board of Directors has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from the Company and the Company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year.

Based on its review and the discussions referred to above, the Board of Directors recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 for filing with the SEC.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s next Annual Meeting of Stockholders to be held in 2008 must be received at the Company’s principal executive offices no later than January 31, 2008, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in the Company’s proxy materials. Stockholders who wish to submit a proposal for consideration at the Company’s 2008 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in the Company’s Proxy Statement, must, in accordance with the Company’s Bylaws, deliver a copy of their proposal no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of this Annual Meeting.

In the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s Annual Meeting or if the Company has not previously held an Annual Meeting, then notice must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an Annual Meeting to a later date or time commence a new time period for the giving of a stockholders’ notice as described above.

In either case, proposals should be delivered to Java Detour, Inc., 2121 Second Street, Building C, Suite 105, Davis, California 95618, Attention: Ronald Sands, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of the Company’s Board of Directors either individually or as a group may do so by writing to them c/o Ronald Sands, Corporate Secretary, Java Detour, Inc., 2121 Second Street, Building C, Suite 105, Davis, California 95618. Each writing stockholder should specify whether the communication is directed to the entire Board of Directors or to a particular director. Company personnel will review the communications and screen improper and irrelevant communications such as solicitations.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ronald Sands
Ronald Sands
Corporate Secretary

Dated: June 5, 2007
Davis, California

ANNUAL MEETING OF STOCKHOLDERS OF

JAVA DETOUR, INC.

June 28, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of	FOR ALL THE NOMINEES	WITHHOLD	FOR ALL EXCEPT	NOMINEES:
	Directors		AUTHORITY FOR ALL	(See instructions below)
NOMINEES
		☐	☐	☐	☐	Michael Binninger
					☐	Steven Binninger
					☐	Ronald Sands

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Ratify the appointment of AJ. Robbins, P.C., as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

		FOR	AGAINST		ABSTAIN
		☐	☐		☐
Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

JAVA DETOUR, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Java Detour, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 5, 2007, and hereby appoints Michael Binninger, the Company’s Chief Executive Officer, and Ronald Sands, the Company’s Chief Financial Officer, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Java Detour, Inc. to be held on June 28, 2007,at 9:00 a.m. Pacific Standard Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

      THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2 AS DESCRIBED IN THE PROXY, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)